EXHIBIT 11
                               AGEMARK CORPORATION

              STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE
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

                                                                    Three Months Ended           Nine Months Ended
                                                                         June 30,                    June 30,
                                                                  -----------------------     -----------------------
                                                                   2000           1999          2000           1999
                                                                  ---------  ------------     ---------   -----------
Weighted average common shares actually outstanding               1,000,000     1,000,000     1,000,000     1,000,000

Stock options issued
January 1, 1999 at $1.10 per share                                                166,666                     166,666
January 1, 1999 at $1.00 per share                                                 43,750                      43,750
                                                                                   ------                      ------
Total shares subject to options                                                   210,416                     210,416

Total assumed proceeds of exercise                                           $    227,083                 $   227,083

Number of shares assumed purchased at 5.97 / share (1)                             38,037                      38,037

Net shares assumed issued at January 1, 1999                                      172,379                     172,379

Stock options issued April 1, 1999
At $1.00 per share                                                                 18,748                      18,748
Total shares subject to options                                                    18,748                      18,748

Total assumed proceeds of exercise                                           $     18,748                 $    18,748

Number of shares assumed purchased at 5.97 / share (1)                              3,140                       3,140

Net shares assumed issued at April 1, 1999                                         15,608                      15,608

Net shares assumed issued prior to the period attributable to       187,987                     187,987
stock options issued prior to the period

Net shares attributable to options ceded during the period
        Quarter ended 12/31/99                                         -405                        -405
        Quarter ended 3/31/00                                        -1,399                      -1,399
        Quarter ended 6/30/00                                        -2,060                      -2,060

Stock options issued November 10, 1999
At $1.00 per share                                                    5,000                       5,000
Assumed proceeds of exercise                                  $       5,000               $       5,000

Number of shares assumed purchased at 5.97 / share (1)                  838                         838

Net shares assumed issued at December 1, 1999                         4,162                       4,162

Stock options issued December 22, 1999
At $1.00 per share                                                    3,000                       3,000
Assumed proceeds of exercise                                  $       3,000               $       3,000

Number of shares assumed purchased at 5.97 / share (1)                  503                         503

Net shares assumed issued at January 1, 2000                          2,497                       2,497
Weighted average common shares assumed outstanding for period     1,190,783     1,187,986     1,190,865     1,120,122
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(1) There is no market for the Company's shares. For computational purposes the value assumed is the September 30, 1998 book value per share.

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